AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

KASH N' KARRY FOOD STORES, INC.


     1.   The name of the corporation is Kash n' Karry Food
Stores, Inc.

     2. The corporation was originally incorporated in Delaware under the name "LSI ACQUISITION CORP."; the filing date of its original Certificate of Incorporation with the Secretary of State was April 27, 1988.

     3. This Amended and Restated Certificate of Incorporation has been adopted and effected in conformity with Sections 245 and 303 of the General Corporation Law of the State of Delaware, pursuant to the Order Confirming Kash n' Karry Food Stores, Inc.'s Plan of Reorganization entered by the United Sates Bankruptcy Court for the District of Delaware of December 12, 1994 in case No. 94-1082(HSB), file name In re Kash n' Karry Food Stores, Inc. The Court has jurisdiction over that proceeding under Title 28 of the United States Code, Section 1334.

     4. The Restated Certificate of Incorporation and all amendments and supplements thereto are hereby superseded, amended and restated by the following Second Amended and Restated
Certificate of Incorporation (the "Certificate of
Incorporation"):

     FIRST:    The name of the corporation (hereinafter referred
to as the "Corporation") is Kash n' Karry Food Stores, Inc.

     SECOND:   The address of the registered office of the
Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

     THIRD:    The purpose of the Corporation is to engage in any
lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the
"GCL").

     FOURTH:   The Corporation is authorized to issue an
aggregate of 6,500,000 shares of capital stock, 5,500,000 shares of which are designated Common Stock, par value $.01 per share, and 1,000,000 of which are designated Preferred Stock, par value $.01 per share. All capital stock of the Corporation will be fully paid and nonassessable.


     FIFTH:    The shares of Preferred Stock may be issued from
time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

     SIXTH:    The Corporation shall not issue any non-voting
equity securities to the extent prohibited by Section 1123(a)(6) of the Bankruptcy Code (11 U.S.C. 1123(a)(6)); provided, however, that this Article SIXTH (a) will have no further force and effect beyond that required under Section 1123 of the Bankruptcy Code; (b) will have such force and effect, if any, only for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Corporation; and (c) in all events may be amended or eliminated in accordance with applicable law from time to time in effect.

     SEVENTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification. The provisions of this Article SEVENTH shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability of a director that has not been eliminated or limited by the provisions of this Article SEVENTH.

     EIGHTH:   In furtherance and not in limitation of the powers
conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, amend and repeal the bylaws, except to the extent that the bylaws or this Certificate of Incorporation otherwise provide. The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors, and the Directors need not be elected by ballot unless required by the bylaws of the Corporation.

     NINTH:    The Corporation reserves the right to amend,
alter, change or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     IN WITNESS WHEREOF, Kash n' Karry Food Stores, Inc., has caused this certificate to be signed by its Chief Executive
Officer and attested by its Secretary this 29th day of December, 1994.


                              KASH N' KARRY FOOD STORES, INC.


                              By: /s/ Raymond P. Springer
                                 Raymond P. Springer
                                 Executive Vice President,
                                   Administration


ATTEST:


By: /s/ Richard D. Coleman
   Richard D. Coleman
   Secretary